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| FORM 3 |
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                                                          OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

 DiMARTINO, JOSEPH S.
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   (Last)                       (First)                   (Middle)

 C/O DREYFUS CORPORATION
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                                    (Street)
 200 PARK AVENUE
 NEW YORK, NEW YORK 10166
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

 JANUARY 6, 2003
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name AND Ticker or Trading Symbol

 LEVCOR INTERNATIONAL, INC./LEVC.OB
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

 JANUARY 8, 2003
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                                    293                        D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (Over)
                                                                 SEC 1473 (7-02)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Stock Options             (1)        5/9/06         Common Stock             200               (1)             D
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Stock Options             (2)       12/29/09        Common Stock           3,000               (2)             D
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


EXPLANATION OF RESPONSES:

(1) Pursuant to the merger agreement between Levcor International Inc. and Carlyle Industries, Inc. ("Carlyle"), this immediately exercisable option at $10.65 per share replaced the option to purchase 1,000 shares of Carlyle common stock for $2.13 per share.

(2) Pursuant to the merger, this immediately exercisable option at $2.50 per share replaced the option to purchase 15,000 shares of Carlyle common stock for $0.50 per share.


          /s/ Joseph S. DiMartino                                2/28/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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